DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of February 9, 2015, between the Total Return U.S. Treasury Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and ISI Strategy Fund, Inc. (each a “Fund,” and collectively the “Funds”), each such Fund is established as a Maryland corporation, and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, each Fund is an open-end, diversified/non-diversified investment company registered under the Investment Company Act of 1940, as amended, presently consisting of the funds listed in Appendix A;

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, each Fund wishes to employ the services of ALPS in connection with the promotion and distribution of the shares of the Funds (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)	Each Fund hereby appoints ALPS to provide the distribution services set forth in this Agreement on Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent any Fund in any way or otherwise be deemed an agent of any Fund.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and each Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the respective Fund or such Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of each Fund shall determine it advisable to qualify such Shares for sale (including registering a Fund as a broker or dealer or any officer of the Funds as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of each Fund’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Documents. Each Fund has furnished or will furnish, upon request, ALPS with copies of each Fund’s Articles of Incorporation, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by each Fund. Each Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, each Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by each Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Sales of Shares.

(a)	Each Fund grants to ALPS the right to sell the Shares as agent on behalf of each Fund, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. ALPS shall have the right to sell, as agent on behalf of each Fund, the Shares covered by the registration statement, prospectus and statement of additional information for each Fund then in effect under the 1933 Act and 1940 Act.

(b)	The rights granted to ALPS shall be exclusive, except that each Fund reserves the right to sell Shares directly to investors on applications received and accepted by each Fund.

(c)	Except as otherwise noted in each Fund’s current prospectus and/or statement of additional information, all Shares sold to investors by ALPS or the Funds will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in each Fund’s current prospectus and/or statement of additional information.

(d)	Each Fund shall receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to each Fund. The net asset value of the Shares will be calculated by each Fund or by another entity on behalf of each Fund. ALPS has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(e)	Each Fund reserves the right to suspend sales and ALPS’ authority to process orders for Shares on behalf of each Fund if, in the judgment of such Fund, it is in the best interests of such Fund to do so. Suspension will continue for such period as may be determined by each Fund(s).

(f)	In consideration of these rights granted to ALPS, ALPS agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. ALPS shall review and file such materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent ALPS from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. ALPS will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)	ALPS is not authorized by any Fund to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of a Fund for ALPS’ use. Consistent with the foregoing, ALPS may prepare and distribute sales literature or other material as it may deem appropriate in consultation with a Fund, provided such sales literature complies with applicable law and regulations.

(h)	Each Fund agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). Each Fund shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. Each Fund shall furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Shares of each Fund.

(i)	Each Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. Each Fund must notify ALPS in writing of the states in which the Shares may be sold and must notify ALPS in writing of any changes to the information contained in the previous notification.

(j)	The Funds shall not use the name of ALPS, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to a Fund in any manner without the prior written consent of ALPS (which shall not be unreasonably withheld); provided, however, that ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the prospectus and statement of additional information of a Fund and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

(k)	Neither ALPS nor any of its affiliates shall use the name of a Fund in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the applicable Fund (which shall not be unreasonably withheld); provided, however, that each Fund hereby approves all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by the SEC, FINRA, OCC or any state securities authority.

(l)	ALPS will promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to each Fund’s transfer agent.

(m)	Each Fund agrees to issue Shares and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by a Fund of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.

(n)	Each Fund agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. Each Fund shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. Each Fund will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request.

(o)	Each Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. Each Fund will keep ALPS informed of the jurisdictions in which Shares of each such Fund are authorized for sale and shall promptly notify ALPS of any change in this information.

5.	Insurance. ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Funds. ALPS shall notify the Funds upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. ALPS shall notify the Funds of any material claims against it, whether or not covered by insurance, and shall notify the Funds from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

6.	Right to Receive Advice.

(a)	Advice of the Funds and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from a Fund or, as applicable, a Fund’s investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for a Fund, a Fund’s investment adviser, or ALPS, at the option of ALPS).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from a Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the applicable Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from such Fund. Upon request, ALPS will provide a Fund with a copy of such advice of counsel.

7.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees, shall not be liable for, and each Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by a Fund or a Fund’s investment adviser, custodians, or other service providers;

(ii)	any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report, or other information filed or made public by a Fund (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to a Fund by or on behalf of ALPS;

(iii)	any wrongful act of a Fund or any of its employees;

(iv)	any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates;

(v)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party;

(vi)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(vii)	loss of data or service interruptions caused by equipment failure; or

(viii)	any other action or omission to act which ALPS takes in connection with the provision of services to the Funds.

(c)	ALPS shall indemnify and hold harmless each Fund, each Fund’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

8.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. Each Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of each Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to each Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from each Fund. Each Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by ALPS to such Fund at such Fund’s expense. ALPS shall assist each Fund, each Fund’s independent auditors, or, upon approval of a Fund, any regulatory body, in any requested review of a Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS or its undersigned as defined by Rule 17a-4 of the Securities and Exchange Act (the “Exchange Act”), shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with a Fund and are required to be maintained under Rule 17a-4 of the Exchange Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by the Funds will comply with Rule 17a-4 of the Exchange Act.
10.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Funds and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from a Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by a Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to a Fund and its current and former shareholders.

11.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of a Fund hereunder shall cause such Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Funds of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in each Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Funds. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to each Fund a certification to such effect no less than annually or as otherwise reasonably requested by each Fund. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by a Fund.

12.	Representations and Warranties of ALPS. ALPS represents and warrants to the Funds that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	ALPS has conducted a review of its supervisory controls system and has made available to the Funds the most current report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to the Funds for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Funds of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Funds or each Fund’s investment adviser.

13.	Representations and Warranties of each Fund. Each Fund represents and warrants to ALPS that:

(a)	It is a corporation duly organized and existing and in good standing under the laws of the state of Maryland and is registered with the SEC as an open-end, diversified management investment company.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	The Board of Directors of each Fund has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, each Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

14.	Consultation Between the Parties. ALPS and each Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, each Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit each Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as each Fund may deem advisable, such right being in all respects absolute and unconditional.

15.	Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from a Fund, ALPS will supply such Fund with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as such Fund may reasonably request from time to time. ALPS will provide, to a Fund, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which a Fund may then provide to its transfer agent.

16.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Funds, take commercially reasonable steps to minimize service interruptions.

17.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by each Fund’s Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of each Fund, provided that in either event the continuance is also approved by the majority of the Directors of each Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Directors of each Fund who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by each Fund’s Board of Directors, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio of each Fund, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to each Fund or as otherwise directed by each Fund (at the expense of each Fund) all records and other documents made or accumulated in the performance of its duties for each Fund hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that each Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

18.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by a Fund without the prior written consent of ALPS.

19.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

20.	Names. The obligations of each Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of each Fund personally, but bind only the property of each Fund, and all persons dealing with each Fund must look solely to the property of each such Fund for the enforcement of any claims against the applicable Fund.

21.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

22.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203
Attn:  General Counsel
Fax:  (303) 623-7850

To Total Return US Treasury Fund, Inc.:

Total Return US Treasury Fund, Inc.
666 Fifth Avenue, 11th Floor
New York, NY 10103
Attn:  Carrie L. Butler

To Managed Municipal Fund, Inc.:

Managed Municipal Fund, Inc.
666 Fifth Avenue, 11th Floor
New York, NY 10103
Attn:  Carrie L. Butler

To North American Government Bond Fund, Inc.:

North American Government Bond Fund, Inc.
666 Fifth Avenue, 11th Floor
New York, NY 10103
Attn:  Carrie L. Butler

To ISI Strategy Fund, Inc.:

ISI Strategy Fund, Inc.
666 Fifth Avenue, 11th Floor
New York, NY 10103
Attn:  Carrie L. Butler

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Total Return U.S. Treasury Fund, Inc.

By:	/s/ R. Alan Medaugh
Name:	R. Alan Medaugh
Title:	President

Managed Municipal Fund, Inc.

By:	/s/ R. Alan Medaugh
Name:	R. Alan Medaugh
Title:	President

North American Government Bond Fund, Inc.

By:	/s/ R. Alan Medaugh
Name:	R. Alan Medaugh
Title:	President

ISI Strategy Fund, Inc.

By:	/s/ R. Alan Medaugh
Name:	R. Alan Medaugh
Title:	President

ALPS Distributors, Inc.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF FUNDS

Total Return U.S. Treasury Fund, Inc.
Managed Municipal Fund, Inc.
North American Government Bond Fund, Inc.
ISI Strategy Fund, Inc.

APPENDIX B

SERVICES

Medallion Distribution

Act as legal underwriter/distributor

Prepare, Update, Execute & Maintain Selling Agreements
-Online Access Provided through Selling Agreement Management System (SAMS)

Provide Investment Company Advertising & Sales Literature Review/Approval
-Online Submission, Review/Approval, & Real-Time Status Updates through Adlit Review
-File Required Materials with FINRA
-Provide Advertising Regulatory and Disclosure Guidance

Administer Intermediary Due Diligence Program
Provide Ongoing Monitoring of Financial Intermediary Relationships
Established Risk Ranking Methodology & Reporting

Perform 12b-1 administration & reporting